Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE
Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER FISCAL 2013 RESULTS

Net earnings were $429 million, or $1.01 per share

PLYMOUTH, MN October 2, 2012 – The Mosaic Company (NYSE: MOS) reported first quarter fiscal 2013 net earnings of $429 million, compared to $526 million a year ago. Earnings per diluted share were $1.01 in the quarter compared to $1.17 last year. The year-over-year decline was primarily driven by lower phosphate volumes and prices. In the first quarter of 2013, earnings per diluted share were negatively impacted by notable items totaling $0.02. Mosaic’s net sales in the first quarter of fiscal 2013 were $2.5 billion, down from $3.1 billion last year also primarily driven by lower phosphate volumes and prices.

“The long-term outlook for crop nutrition is outstanding, and Mosaic is well positioned as the world’s largest potash and phosphates producer,” said Jim Prokopanko, President and Chief Executive Officer of Mosaic. “Drought and other weather-related issues in several of the world’s key agricultural regions severely impacted this year’s corn, soybean and wheat crops and provided a vivid reminder of just how tenuous global food security is. Our products are essential in helping the world grow the food it needs.”

Mosaic’s gross margin for the first quarter of fiscal 2013 was $747 million, or 30 percent of net sales, compared to $848 million, or 28 percent of net sales, a year ago. First quarter operating earnings were $610 million, a decrease of 16 percent compared to $730 million a year ago. The decreases in gross margin and operating earnings were primarily driven by lower phosphate net sales. Cash flow provided by operating activities in the first quarter of fiscal 2013 was $339 million compared to $554 million in the prior year. Cash flow in the current quarter was negatively impacted by higher inventories and a sequential decline in customer prepayments. Capital expenditures totaled $449 million in the quarter. Mosaic’s total cash and cash equivalents were $3.6 billion and long-term debt was $1.0 billion as of August 31, 2012.

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Quarterly Business Highlights

•	Potash expansion projects continue to be on time and on budget with expenditures of $158 million in the quarter.

•	Mosaic achieved a record low quarterly recordable injury frequency rate during the quarter, continuing to build upon the improvements made last year.

•	Mosaic ramped up production at South Fort Meade to full capacity, replenished phosphate rock inventory and plans to resume shipping rock to its facilities in Louisiana in the second fiscal quarter.

•

The Company made substantial operational improvements related to water use at the Riverview phosphates plant, avoiding a planned $50 million capital improvement in a reverse osmosis water treatment plant, which resulted in a $7 million write off of investments to date.

•	The Company has committed additional capital to continue the feasibility work to expand the Company’s ammonia production capacity.

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Mosaic launched “Pursuit of 300SM:The Road To Higher Yields”, a program that uses farmers’ real-world experiences as a launch pad for agronomists, researchers, retailers and industry stakeholders to create the next generation of cropping systems.

Phosphates

Phosphates Results	1Q FY13 Actual	1Q FY13 Guidance
Average DAP selling price	$529	$510 to $535

Sales volume	2.7 million tonnes	2.5 to 2.8 million tonnes

Processed phosphate production	81% of operational capacity	75%+ of operational capacity

“The phosphate market continues to be tight, with low producer inventories and supply uncertainties,” Prokopanko said. “During the quarter our production was impacted by longer annual maintenance shut-downs and challenges posed by hurricanes, and our sales were further impacted by low beginning inventories and low Mississippi River levels. As a result, demand for our products outpaced our ability to produce and deliver; we expect better execution in the quarters ahead.”

Net sales in the Phosphates segment were $1.6 billion for the first quarter, down 30 percent compared to last year, driven by lower sales volumes and lower prices of finished product. Sales volumes were lower as a result of low beginning inventory levels and reduced production due to planned turnarounds and

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inclement weather. Gross margin was $288 million, or 18 percent of net sales, compared to $410 million, or 18 percent, for the same period a year ago. Sequentially, the flat gross margin rate reflects the benefit of lower rock costs from the ramp-up of South Fort Meade, offset by higher ammonia costs, lower concentrate operating rates and a higher mix of lower margin blend products. Operating earnings were $208 million, down 38 percent compared to $333 million last year.

The first quarter average DAP selling price, FOB plant, was $529 per tonne, compared to $576 a year ago. Phosphates segment total sales volumes were 2.7 million tonnes, compared to 3.2 million tonnes a year ago.

Phosphate rock production in Florida was 3.8 million metric tonnes in the quarter compared to 2.8 million tonnes last year. Mosaic’s North American finished phosphate production was 2.0 million tonnes, or 81 percent of operational capacity, down from 2.2 million tonnes a year ago. Longer annual maintenance shut-downs and Hurricane Isaac were the primary drivers of lower production volumes.

Potash

Potash Results	1Q FY13 Actual	1Q FY13 Guidance
Average MOP selling price	$444	$415 to $440

Sales volume	1.9 million tonnes	1.8 to 2.2 million tonnes

Potash production	65% of operational capacity	70+% of operational capacity

“We entered the quarter with higher inventory levels in anticipation of planned summer shutdowns, which were longer this year primarily due to tie-ins related to our expansion projects. During the quarter we saw soft demand in India and China, and in response, we slowed production. While contracts with India and China still need to be resolved, North American dealer sentiment is improving and producer inventories are declining. We continue to expect strong global demand,” said Prokopanko.

Net sales in the Potash segment totaled $960 million for the first quarter, up ten percent compared to $873 million a year ago, primarily driven by higher volumes. Gross margin was $459 million, or 48 percent of net sales, compared to $444 million, or 51 percent of net sales, a year ago. Gross margin excluding resource taxes and royalties, a measure comparable to certain peer reporting, was 56 percent in the first quarter compared to 62 percent a year ago. The year-over-year decrease in gross margin percent was primarily driven by higher brine management costs, higher depreciation expense, as well as the effects of lower operating rates, partially offset by $34 million benefit from unrealized gains on derivatives. Operating earnings were $416 million, up 4 percent compared to $402 million in the prior year.

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The first quarter average MOP selling price, FOB plant, was $444 per tonne, essentially flat with a year ago. The Potash segment’s total sales volumes for the first quarter were 1.9 million tonnes, compared to 1.8 million tonnes a year ago.

Potash production was 1.5 million tonnes, or 65 percent of operational capacity, down from 1.9 million tonnes, or 81 percent a year ago, due to longer planned turnarounds and weak international demand for standard product.

Other

Selling, general and administrative expenses were $112 million for the first quarter, an increase from $101 million a year ago. Equity compensation and higher accruals for incentive compensation drove $9 million of the year-over-year increase. Other operating expenses were $25 million for the first quarter compared to $18 million a year ago. The current period included a $10 million cost and a $7 million cost related to a legal expense accrual and the Riverview reverse osmosis write-off, respectively. The prior year period included $8 million of expense related to the Cargill transaction.

Financial Guidance

“While current sentiment is being affected by volatile markets and challenging weather conditions, farm economics remain compelling. Crop nutrients have never been more affordable, and farmers around the world continue to have strong incentives to use our products to increase crop yields. Our capital strength, global reach and unique asset base position us well to continue to help the world grow the food it needs while generating long-term shareholder value,” said Prokopanko.

Total sales volumes for the Potash segment are expected to range from 1.6 to 1.9 million tonnes for the second quarter of fiscal 2013. Reaching the upper end of the potash volume range will depend upon shipments to India and China. Mosaic’s realized MOP price, FOB plant, for the second quarter of fiscal 2013 is estimated to range from $420 to $450 per tonne.

Total sales volumes for the Phosphates segment are expected to range from 3.0 to 3.4 million tonnes for the second quarter of fiscal 2013. Achieving the top end of the phosphates volume range will depend upon a strong fall application season as well as improved execution. Mosaic’s realized DAP price, FOB plant, for the second quarter of fiscal 2013 is estimated to range from $520 to $550 per tonne, reflecting tight market dynamics. Segment gross margin percentage in the second fiscal quarter is expected to be about flat with the first fiscal quarter.

The fiscal 2013 second quarter operating rate in the Potash segment is expected to be above 70 percent of operational capacity.

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The Company’s operating rate at its North American phosphate operations is expected to exceed 80 percent of operational capacity during the second quarter of fiscal 2013.

Previously reported annual guidance:

1.

The Company continues to advance its brownfield potash expansion plans at its three Saskatchewan, Canada mine sites and to fund projects that improve efficiencies. Total capital spending for fiscal 2013 is expected to range from $1.5 to $1.8 billion.

2.	SG&A expenses are estimated to range from $420 to $445 million in fiscal 2013.

3.

Canadian resource taxes and royalties for fiscal 2013 are expected to range from $320 to $380 million. Canadian resource taxes and royalties are included as a component of cost of goods sold for Potash.

4.	Mosaic estimates an effective income tax rate in the upper 20 percent range.

The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, October 2, 2012 at 9:00 a.m. EDT to discuss first quarter earnings results as well as global markets and trends. Presentation slides and a simultaneous audio webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in judicial or administrative proceedings; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of

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various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the first quarter of fiscal 2013, the Company recorded the following notable items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)
Write off of Riverview Reverse Osmosis (pre-engineering)	Phosphates	Other operating expense	$7	$0.01

Legal Reserve Expense	Corporate	Other operating expense	10	0.02

Unrealized gain on derivatives	Potash	Cost of goods sold	(34)	(0.06)

Unrealized & realized loss on translation	Consolidated	Foreign currency transaction loss	28	0.05

			$11	$0.02

For the first quarter of fiscal 2012, the Company recorded the following notable items:

Description	Segment	Line item	Amount (in millions)	EPS impact (fully diluted)
Unrealized loss on derivatives	Phosphates	Cost of goods sold	$4	$0.01

Unrealized loss on derivatives	Potash	Cost of goods sold	9	0.01

Unrealized & realized loss on translation	Consolidated	Foreign currency transaction loss	6	0.01

Cargill split-off transaction expenses	Corporate	Other operating expense	8	0.01

			$27	$0.04

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2012	2011

Net sales	$2,505.1	$3,083.3
Cost of goods sold	1,757.8	2,235.1

Gross margin	747.3	848.2
Selling, general and administrative expenses	111.7	101.1
Other operating expense	25.4	17.5

Operating earnings	610.2	729.6
Interest income, net	5.9	5.1
Foreign currency transaction (loss)	(28.3)	(5.7)
Other (expense) income	(1.0)	0.7

Earnings from consolidated companies before income taxes	586.8	729.7
Provision for income taxes	163.3	205.1

Earnings from consolidated companies	423.5	524.6
Equity in net earnings of nonconsolidated companies	7.2	1.8

Net earnings including noncontrolling interests	430.7	526.4
Less: Net earnings attributable to noncontrolling interests	1.3	0.4

Net earnings attributable to Mosaic	$429.4	$526.0

Basic net earnings per share attributable to Mosaic	$1.01	$1.18

Diluted net earnings per share attributable to Mosaic	$1.01	$1.17

Basic weighted average number of shares outstanding	425.5	446.6
Diluted weighted average number of shares outstanding	426.7	447.9

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Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	August 31, 2012	May 31, 2012
Assets
Current assets:
Cash and cash equivalents	$3,594.8	$3,811.0
Receivables, net	732.0	751.6
Inventories	1,484.4	1,237.6
Deferred income taxes	237.8	237.8
Other current assets	491.9	543.1

Total current assets	6,540.9	6,581.1
Property, plant and equipment, net of accumulated depreciation of $3,443.9 million and $3,284.2 million, respectively	7,944.3	7,545.9
Investments in nonconsolidated companies	445.2	454.2
Goodwill	1,889.5	1,844.4
Deferred income taxes	46.4	50.6
Other assets	203.8	214.2

Total assets	$17,070.1	$16,690.4

Liabilities and Equity
Current liabilities:
Short-term debt	$17.6	$42.5
Current maturities of long-term debt	0.6	0.5
Accounts payable	801.3	912.4
Accrued liabilities	795.6	899.9
Deferred income taxes	61.0	62.4

Total current liabilities	1,676.1	1,917.7
Long-term debt, less current maturities	1,010.9	1,010.0
Deferred income taxes	817.6	787.9
Other noncurrent liabilities	985.7	975.4
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of August 31, 2012 and May 31, 2012	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized, 150,059,772 shares issued and 128,759,772 shares outstanding as of August 31, 2012 and May 31, 2012	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of August 31, 2012 and May 31, 2012	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 308,920,267 shares issued and 296,881,805 shares outstanding as of August 31, 2012, 308,749,067 shares issued and 296,710,605 shares outstanding as of May 31, 2012	3.0	3.0
Capital in excess of par value	1,476.3	1,459.5
Retained earnings	10,464.1	10,141.3
Accumulated other comprehensive income	617.7	378.0

Total Mosaic stockholders’ equity	12,562.4	11,983.1
Noncontrolling interests	17.4	16.3

Total equity	12,579.8	11,999.4

Total liabilities and equity	$17,070.1	$16,690.4

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Condensed Consolidated Statements of Cash Flows

(in millions)

The Mosaic Company	(unaudited)

	Three months ended August 31,
	2012	2011
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$430.7	$526.4
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	137.4	120.3
Deferred income taxes	30.4	52.6
Equity in net earnings of nonconsolidated companies, net of dividends	9.3	0.7
Accretion expense for asset retirement obligations	8.1	7.1
Share-based compensation expense	17.8	13.8
Unrealized loss (gain) on derivatives	(41.3)	17.3
Other	14.1	(0.5)
Changes in assets and liabilities:
Receivables, net	11.5	130.6
Inventories	(246.4)	(135.8)
Other current and noncurrent assets	72.8	1.5
Accounts payable	(28.0)	(34.2)
Accrued liabilities and income taxes	(79.1)	(130.0)
Other noncurrent liabilities	2.0	(15.5)

Net cash provided by operating activities	339.3	554.3
Cash Flows from Investing Activities:
Capital expenditures	(449.1)	(391.4)
Restricted cash	4.9	(1.5)
Other	0.4	0.4

Net cash used in investing activities	(443.8)	(392.5)
Cash Flows from Financing Activities:
Payments of short-term debt	(33.5)	(25.3)
Proceeds from issuance of short-term debt	8.5	15.3
Payments of long-term debt	(0.2)	(1.8)
Proceeds from issuance of long-term debt	1.1	5.3
Proceeds from stock option exercise	1.7	1.2
Dividends	(106.6)	(22.4)
Other	(2.8)	(1.1)

Net cash used in financing activities	(131.8)	(28.8)
Effect of exchange rate changes on cash	20.1	(1.4)

Net change in cash and cash equivalents	(216.2)	131.6
Cash and cash equivalents - beginning of period	3,811.0	3,906.4

Cash and cash equivalents - end of period	$3,594.8	$4,038.0

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest (net of amount capitalized of $13.1 and $14.4 as of August 31, 2012 and 2011, respectively)	$3.9	$13.9
Income taxes (net of refunds)	$82.3	$150.1

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Key Statistics

The Mosaic Company	(unaudited)

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation
	Three months ended August 31,
	2012	2011
Sales	$959.8	$873.0
Gross margin	459.3	444.4
Canadian resource taxes	69.7	79.4
Canadian royalties	12.4	16.1

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$541.4	$539.9

Gross margin percentage, excluding CRT	56.4%	61.8%

The Company’s margins are further reduced by the impact of a third party tolling agreement.

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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